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                                                                    EXHIBIT 5.1

                                FAEGRE & BENSON LLP
                    2200 Norwest Center, 90 South Seventh Street
                         Minneapolis, Minnesota 55402-3901
                               Telephone 612-336-3000
                               Facsimile 612-336-3026



                                   April 20, 2000



Ladies and Gentlemen:


     In connection with the proposed registration under the Securities Act of 1933, as amended, of 9,500,000 shares (the "Shares") of Class A Common Stock, par value $.01 per share, of Carlson Restaurants Worldwide Inc., a Delaware corporation (the "Company"), proposed to be sold by the Company, we have examined such corporate records and other documents, including the Registration Statement on Form S-1, as amended, relating to such shares (the "Registration Statement"), and have reviewed such matters of law as we have deemed necessary for this opinion, and we advise you that in our opinion:


     1. The Company is a corporation duly organized and existing under the laws of the State of Delaware.

     2. When the shares of Class A Common Stock to be sold by the Company are issued and sold as contemplated in the Registration Statement, all necessary corporate action on the part of the Company will have been taken to authorize the issuance and sale of such shares and such shares will be legally and validly issued and fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the prospectus constituting a part of the Registration Statement and to the reference to our firm wherever appearing therein.

                                   Very truly yours,

                                   /s/ Faegre & Benson LLP

                                   FAEGRE & BENSON LLP